Exhibit 10(jj)

Administrative Regulations for the

Executive Management Annual Incentive Compensation Program

under the United States Steel Corporation 2010 Annual Incentive Compensation Plan

As amended by the Compensation & Organization Committee on February 22, 2011

1.	Administration. The Compensation & Organization Committee (the “Committee”) shall administer the Annual Incentive Compensation Program (the “Program”) under and pursuant to the authority provided in the Board of Directors’ April 27, 2010 delegation to the Committee and Section 3 of the United States Steel Corporation 2010 Annual Incentive Compensation Plan (the “Plan”).

A.	Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan.

B.	Compensation consultant. The Committee may engage a compensation consultant to assess the competitiveness of various target Award levels and advise the Committee.

2.	Participation/Eligibility. All management employees of the Corporation, its Subsidiaries and affiliates are eligible to participate in the Program upon designation by the Committee, in the case of Covered Employees, or Senior Officers (“Participants”).

A.	Executive Management. All Executive Management employees of USS, its subsidiaries and affiliates designated via written notice as participants by the Committee are eligible to participate (“Eligible Employees” or “Participants”).

B.	New Participants. A Participant who was not a Participant on the first day of the Performance Period may, subject to the Committee’s discretion, become a Participant during the Performance Period participating on a pro rata basis for the remaining portion of the period in which such Participant first becomes eligible to participate but shall be ineligible to participate in this program for any portion of a year during which the Participant participates in any other cash incentive or bonus plan or program; provided, however, that a Covered Employee (as defined in section 162(m) of the Internal Revenue Code) may so participate only if he or she becomes a Participant effective not later than 90 days after the beginning of the Performance Period.

C.	Rights. No Participant or other employee shall have any claim to be granted an Award under the Program, and nothing contained in the Program or any Award Agreement shall confer upon any Participant any right to continue in the employ of the Corporation, its Subsidiaries or affiliates or interfere in any way with the right of the Corporation, its Subsidiaries or affiliates to terminate a Participant’s employment at any time.

3.	Performance Period.

A.	Calendar year. Unless otherwise determined by the Committee at the commencement of each Performance Period, each such Performance Period shall be a calendar year.

4.	Performance Goal Setting.

A.	Performance Goals. The Corporate Performance Goals for the Performance Period shall be the targets assigned to each of the Corporate performance measures, which shall be set by the Committee during the first 90 days of the Performance Period. Unless otherwise determined by the Committee at the beginning of the relevant Performance Period, the Corporate performance measures will be the following objective measures:

(1)	Return on Capital Employed (ROCE). Return on Capital Employed shall mean, for the Performance Period, income from consolidated worldwide operations (including minority interests), divided by consolidated worldwide capital employed (including minority interests) expressed as a percentage.

Income from consolidated worldwide operations (including minority interests) shall mean income from operations as reported in the consolidated statement of operations of United States Steel Corporation for the Performance Period.

Capital employed shall be calculated by using the average of the opening balance at the commencement of the Performance Period, and the balances at the end of each quarter during the Performance Period, of the sum of net fixed assets, inventories, accounts receivable and sold accounts receivable, less accounts payable.

For purposes of calculating ROCE for a Performance Period, the following principles shall apply: that if income or loss related to an asset is included in the numerator for any portion of the Performance Period that the related asset’s capital employed shall be included in the denominator for the same portion of the Performance Period (and vice versa) and, similarly, if income or loss related to an asset is excluded from the numerator for any portion of the Performance Period that the related asset’s capital employed shall be excluded from the denominator for the same portion of the Performance Period (and vice versa).

Subject to the foregoing, the following adjustment provisions shall apply to the numerator and denominator (to the extent included in such amount) of the ROCE performance calculation:

(a)	exclude the gain or loss related to a business disposition or divestiture and all amounts related to a permanent facility shutdown/closure, and assume that the business achieved the performance objectives at Business Plan (as defined below) levels during the balance of the Performance Period following such disposition, divestiture or shutdown/closure;
(b)	exclude the gain or loss related to an asset sale not made in the ordinary course of business;

(c)	exclude all amounts related to long-lived asset impairments;

(d)	exclude all amounts related to an acquisition or startup (defined as the startup of a previously closed facility or the startup of a new facility);

(e)	exclude all amounts related to workforce reductions and other restructuring charges and/or other non-recurring gains or losses;

(f)	exclude contingent liability and tax accrual amounts for items or events not related to the applicable Performance Period; and

(g)	exclude all amounts related to changes in accounting standards and changes in law that affect reported results;

provided, however, none of the above adjustments shall be made to the ROCE calculation to the extent the events or occurrences relating to the adjustments are recognized and/or contemplated in the Corporation’s “Business Plan”, as last presented to its Board of Directors within the first 90 days of the year represented by the relevant Performance Period;

provided, further, no adjustment pursuant to any adjustment category, identified as (a) through (g), above, shall be made to the ROCE calculation to the extent the total adjustment for such category is less than $5 million;

provided, further, all the above adjustments shall be calculated in accordance with generally accepted accounting principles at the time of calculation to the extent the nature of the adjustment is addressed therein;

provided, further, none of the above adjustments shall be made to the ROCE calculation to the extent the relevant data is not available;

provided, further, the ROCE calculation, including all adjustments thereto, shall be determined at the time the Committee makes its award decisions and in accordance with the reporting requirements applicable to the Corporation’s reports on Forms 10-K and 10-Q; and

provided, further, the above adjustments shall not limit the Committee’s authority to exercise additional downward discretion either in determining the value of ROCE or in calculating any related award.

(2)	Shipment Tons. Shipment Tons shall mean the number of worldwide net tons of steel products shipped for the Performance Period, determined consistent with external reporting practices. This performance measure is to be adjusted in accordance with relevant provisions of Section 4.(A)4(a) of these Regulations.

(3)	Citizenship Measures. Citizenship Measures shall mean:

(a)	Safety Performance. Safety Performance shall mean the improvement, if any, from Performance Period to Performance Period in the number of serious injury cases occurring during the Performance Period involving the represented and non-represented employees at the properties and operations of United States Steel Corporation and its subsidiaries as collected and reported to the Vice President – Human Resources for purposes of determining the baseline/target for the relevant Performance Period. A serious injury case shall mean a work-related injury that prevents an employee from returning to work for 31 or more calendar days.

(b)	Environmental Emission Improvement. Environmental Emission Improvement shall mean the improvement, if any, from Performance Period to Performance Period in the number of occurrences of noncompliant environmental emissions determined in accordance with our air and water permits at our domestic and foreign production units and facilities (excluding our joint ventures and Transtar). This performance measure is to be adjusted in accordance with the relevant provisions of Section 4(A)(4)(b) of these Regulations.

For purposes of the Environmental Emission Improvement performance measure only, the Performance Period shall be the same Performance Period used for the other performance measures except that such period shall begin one calendar month prior to the month in which the Performance Period begins and shall end one calendar month prior to the month in which the Performance Period ends (that is, December 1 to November 30).

(4)	Adjustments to performance measures other than ROCE. Consistent with Section 5.A.(2)(d) hereof, all adjustments to performance measures, whether identified in this section or not, are conditioned upon the requirement that such adjustments can be accomplished in conformance with Section 162(m) of the Internal Revenue Code.

(a)	Shipment Tons

The Shipment Tons performance measure shall be adjusted in the event of an acquisition or startup (as defined in Section 4.A.(1).(d)) to exclude from the target and from the related performance calculation, all shipment tons, to the extent all relevant data is available, relating to such business or production facility for the Performance Period during which the acquisition or startup occurs.

In the case of a business disposition, divestiture, or permanent facility shutdown/closure, the Shipment Tons performance calculation shall be adjusted, to the extent all relevant data is available, to assume that the business achieved the performance objectives at Business Plan (as defined herein) levels during the balance of the Performance Period following such disposition, divesture, or permanent facility shutdown/closure;

provided, however, that the foregoing adjustments will not pertain to the Shipment Tons performance measure (target or performance calculation) to the extent and for the period such acquisition, startup, disposition, divestiture, or permanent facility shutdown/closure is recognized and/or contemplated in the shipment tons making up the Corporation’s Business Plan, as presented to its Board of Directors within the first 90 days of the year represented by the relevant Performance Period.

(b)	Environmental Emissions Improvement

The target and the related performance calculation for the Environmental Emissions Improvement measure shall be adjusted by the number of occurrences of non-compliant environmental emissions relating to production units/facilities

i.	in the event of an acquisition, startup, disposition, divestiture, permanent shutdown/closure, or idling (as defined below) of a business or production facility to exclude all measures, to the extent all relevant data is available, relating to such business or production facility for the Performance Period during which the business event occurs; and/or

ii.	in the event the method and/or frequency of measuring permit compliance is revised during the current Performance Period in response to a change in governmental requirements.

With respect to an adjustment made pursuant to (i) and/or (ii) above and unless the Committee determines otherwise, the number of occurrences of noncompliant environmental emissions from the last

Performance Period during which the facility operated for the entire period (the entire period under the revised method and/or frequency of measuring permit compliance if applicable under (ii) above) or from any other period that Committee may so determine, shall be used to set a target for such facility for the succeeding Performance Period.

For purposes of the adjustment to the Environmental Emissions Improvement measure, the term “idling” shall refer to a plant/facility that was not operated for at least thirty consecutive days during the relevant Performance Period and shall be applied only in the event such idling pertains to an entire plant, or an identifiable substantial portion of a plant (that is, an entire hot-end, an entire finishing-end, or an entire coke battery), as such plants are identified and reported to the Vice President – Human Resources for purposes of setting the Environmental Emissions Improvement baseline/target for the relevant Performance Period.

B.	Corporate or subsidiary level. Notwithstanding the Corporate performance measure definitions, the Committee may assign Performance Goals for the Corporate performance measures at the Corporate, subsidiary and/or affiliate level for each Participant.

C.	Setting of Incentive Targets and Incentive Awards. The Incentive Target, defined as a percent of the Participant’s base salary (the Participant’s monthly base salary at the end of the relevant Performance Period times 12), and the Incentive Awards for all levels of Performance Goals shall be set by the Committee during the first 90 days of each Performance Period.

(1)	The Committee shall establish and approve the relevant Incentive Targets for each Participant as well as the related Incentive Award for achieving each Performance Goal and/or level of attainment thereof.

(2)	The Committee will assess the competitiveness of the various Incentive Award levels.

D.	Performance Goal weighting.

(1)	Relative weighting. Unless otherwise determined by the Committee when establishing the Performance Goals, the relative weighting assigned to each of the performance measures shall be as follows:

(a)	ROCE. Return on Capital Employed shall be 80% of the Incentive Target value.

(b)	Shipment Tons. Shipment Tons shall be 20% of the Incentive Target value.

(c)	Citizenship Measures. Safety shall add or subtract up to 10% of the Incentive Target value, or have no impact on the Incentive Award, depending upon actual performance with respect to its related Performance Goal. Environmental Emissions shall add or subtract up to 5% of the Incentive Target value, or have no impact on the Incentive Award, depending upon actual performance with respect to its related Performance Goal.

(2)	Maximum award level. The maximum award level shall be 215% of the Incentive Target value with achievement of the highest ROCE Performance Goal representing 160% of such award, achievement of the highest Shipment Tons Performance Goal representing 40% of such award and achievement of the highest Citizenship Measures Performance Goals adding 10% (safety) and 5% (environmental emission improvement) each to such award.

5.	Performance Measurement Mechanics.

A.	Payout determination.

(1)	Evaluation. The Committee shall evaluate actual Corporate performance against the Corporate Performance Goals for the Performance Period during the first 60 days following the end of the relevant Performance Period.

(2)	Calculation.

(a)	Rounding Performance Calculations. The calculation of actual performance for each performance measure shall be rounded to the nearest decimal place consistent with the number of decimal places approved by the Committee at the time it set the relevant target, rounding up in the case of 5 or more and rounding down in the case of 4 or less.

(b)	Interpolation. Interpolation will be used to determine an Incentive Award for performance that correlates to performance between the pre-determined ROCE and Shipment Tons Performance Goals. Such interpolation will not be used in connection with the Citizenship Measures. The interpolated payout percentages for ROCE and Shipment Tons shall be added together prior to rounding to the nearest whole percentage point, rounding up in the case of 5 or more and rounding down in the case of 4 or less.

(c)	Maximum award. No one Participant may receive more than $5 million in Incentive Awards for any one calendar year under this Program.

(d)	Adjustments. At the commencement of each Performance Period, the Committee may also determine that unusual items or certain specified events or occurrences will be excluded from, or considered in connection with, any or all of the calculations for such Performance Period; provided, however, that all such adjustments must satisfy the requirements of Section 162(m) of the Internal Revenue Code.

(3)	Negative discretion. The Committee retains negative discretion to reduce any and all Incentive Awards to amounts below the amounts that would be payable as a result of performance measured against the Performance Goals; however, the Committee may not increase Incentive Awards above the amount payable as a result of performance measured against the Performance Goals.

B.	Form of Payout.

(1)	Cash and/or Common Stock. The Committee may determine to pay the awards in the form of cash or common stock, or any combination thereof, which determination may be made on a non-uniform basis among Participants.

(2)	Common Stock Awards. The determination to pay awards in the form of common stock shall be a determination to satisfy the award through shares available under the 2005 Stock Incentive Plan, subject to the terms and conditions of such plan, and provided that the performance period under this Program shall also count toward any minimum performance period required for an unrestricted grant of shares under such plan.

(3)	Award Unit Determination Procedure. If the Committee determines to pay all or a portion of an award in the form of common stock, the value of such award, or portion thereof, under this Program shall be converted into a number of shares of common stock by dividing (i) the value of such award, or portion thereof, by (ii) the Common Stock Unit Value, which is to be determined as follows:

(a)

Common Stock Unit Value. The Common Stock Unit Value shall be equal to the Fair Market Value (as defined in the 2005 Stock Incentive Plan) of a share of common stock on the date of award (Date of Award). The Date of Award shall be established prospectively by the Committee at the time it determines the award, with the goal of setting the date close in proximity to the related payroll processing date for awards under the Plan. Unless otherwise established by the Committee, the Date of Award shall be the third business day following the date the Committee makes its determination of the award.

(4)	Netting of Common Stock Shares. To the extent permitted under the 2005 Stock Incentive Plan and unless otherwise determined by the Committee or an election with respect to a different medium of payment is offered to and elected by a Participant in accordance with procedures approved by the Company, the shares of common stock delivered in connection with any common stock award under this Program shall be net of any tax withholding obligation.

6.	Timing of Payments. Unless otherwise determined by the Committee in its discretion, payment of Annual Incentive Compensation, if any, under this Program with respect to any Performance Period will be paid, following the Committee’s determination of such Incentive Award, within 5 business days following the date the Corporation files its report on Form 10-K with the Securities and Exchange Commission for the period ending on the last date of relevant Performance Period; provided, however, the payment of any such award shall be paid on or before March 15 of the year following the end of the relevant calendar year Performance Period and as provided in Section 6 of the Plan.

7.	Termination of Employment. The following provisions apply in the case of a Participant’s termination of employment during the Performance Period:

A.	Retirement, Death, or Disability. Following a Participant’s Retirement, Death or Disability, a prorated value of such Participant’s target Award may be awarded by the Committee based upon the number of complete months worked during the Performance Period; provided that (i) such Award is calculated and delivered following the relevant Performance Period in accordance with the terms of the Plan, (ii) the relevant Performance Goals are achieved, (iii) the Participant is employed for at least six (6) months during the Performance Period and (iv) the Committee retains its negative discretion with respect to such awards.

(1)

Retirement. Retirement shall mean, for all purposes under the Program, the applicable Participant’s termination of employment that constitutes a separation from service under Section 409A of the Code after having satisfied the age, service and/or other requirements necessary to commence an immediate pension under either: (i) the applicable defined benefit pension plan for the Participant’s home country, regardless of whether the Participant is a participant in such pension plan, or (ii) in the case of a home country for which there is no applicable defined benefit plan, the applicable local law or regulation; provided, however, such term does not include, unless the Committee consents with knowledge of the specific facts, retirement under circumstances in which the Participant accepts employment with a company that owns, or is owned by, a business that competes with the Corporation, or its Subsidiaries or affiliates. Further, to the extent necessary under applicable local law, Retirement may have such other meaning adopted by the Committee and set forth in the applicable Award notice.

(2)	Disability. Disability shall be as defined in the Plan.

(B)	Resignation, Early Retirement and Other Termination. Following a Participant’s Resignation, Early Retirement or other termination, all pending Incentive Awards are forfeited.

(1)	Early Retirement. Early Retirement shall mean a retirement other than a Retirement.

8.	Forfeiture and Repayment. The Committee may determine that an Incentive Award shall be forfeited and/or any value received from the Incentive Award shall be repaid to the Corporation pursuant to any recoupment policies, rules or regulations in effect at the time of the Incentive Award.